For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. https://twitter.com/ford https://ford.to/facebook https://ford.to/linkedin News Ford Names Kyle Crockett as Chief Accounting Officer DEARBORN, May 13, 2025 – Ford Motor Company today announced the appointment of Kyle Crockett to the role of Chief Accounting Officer (CAO). In that role, he will have responsibility for all aspects of Ford’s accounting function and internal control over financial reporting. Crockett’s appointment will be effective the first business day after the company files its second quarter Form 10-Q. In the interim, he will serve as Vice President, Accounting, reporting to Chief Financial Officer Sherry House. Crockett brings a wealth of experience in accounting, SEC and financial reporting, internal controls, process and system transformation, and tax to his new position. Most recently, he served as Vice President, Controller and CAO at Carrier Global Corporation. In that position, he established the global controllership team, implemented a culture of quality, accountability and collaboration, and helped streamline Carrier’s business portfolio and simplify its technology footprint. Prior to joining Carrier, Crockett worked across industries and geographies, including spending more than a decade at General Motors. There, he launched process transformation initiatives to drive global standardization, improve quality and efficiency and enhance insight to drive better decision making. “I am pleased to welcome Kyle to Ford. The discipline, rigor and systematic approach he will bring to accounting will support us as we continue to progress our business transformation,’ said Ford CFO Sherry House. Crockett will succeed Mark Kosman, who is taking on another role in the finance organization. Crockett is expected to join Ford on May 19. # # # About Ford Motor Company Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, committed to helping build a better world, where every person is free to move and pursue their dreams. The company’s Ford+ plan for growth and value creation combines existing strengths, new capabilities, and always-on relationships with customers to enrich experiences for customers and deepen their loyalty. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, along with connected services. The company offers freedom of choice through three customer-centered business segments: Ford Blue, engineering iconic gas-powered and hybrid vehicles; Ford Model e, inventing breakthrough electric vehicles (“EVs”) along with embedded software that defines always-on digital experiences for all customers; and Ford Pro, helping commercial customers transform and expand their businesses with vehicles and services tailored to their needs. Additionally, the Company provides financial services through Ford Motor Credit Company. Ford employs about 170,000 people worldwide. More information about the company and its products and services is available at corporate.ford.com.

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